Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”), entered into as of November 12, 2024 (the “Agreement Date”) and effective as of January 1, 2025 (the “Effective Date”), is made by and between FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), and Timothy Hwang (“Executive” and together with the Company, the “Parties”). This Agreement amends and restates, and otherwise replaces in its entirety, as of the Effective Date, the Employment Agreement entered into between the Parties dated July 29, 2022 (the “Prior Agreement”).

WHEREAS, Executive has served as the Chief Executive Officer of the Company pursuant to the terms of the Prior Agreement prior to the Effective Date;

WHEREAS, the Company and Executive desire that Executive shall cease serving as Chief Executive Officer (“CEO”) of the Company and transition to Executive Chairman of the Board of Directors of the Company (“Executive Chairman”) as of the Effective Date; and

WHEREAS, the Parties desire to outline the terms under which Executive will continue service to the Company as Executive Chairman.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
(a)
General. During the Term (as defined below), the Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.
(b)
Position and Duties. During the Term, Executive (i) shall serve as the Company’s Executive Chairman of the Board, with responsibilities, duties, and authority as determined by, and subject to direction by, the Company’s Board of Directors (the “Board”) consistent with the foregoing; (ii) shall report directly to the Board; and (iii) shall comply in all material respects with all present and future policies, requirements, rules and regulations, and reasonable directions and requests of the Company in connection with the Company’s business that are consistent with his position. During the Term, no employee of the Company shall report to Executive; provided, however, that Executive shall continue to have access to the Company’s administrative staff for support from the Effective Date through March 1, 2025.
(c)
Positions Held. As of the Effective Date, Executive hereby resigns his position as CEO of the Company. Company agrees that Executive’s service as a member of the Company’s Board of Directors shall continue. Company further agrees that it will nominate Executive to successive terms on the Board of Directors each time his term expires through the earlier of (i) the termination of Executive’s employment with the Company and (ii) the 2029 annual meeting of stockholders of the Company. Executive agrees and acknowledges that Executive’s transition from CEO to Executive Chairman of the Board does not constitute Good Reason under the Prior Agreement.

(d)
Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, Disability (as defined below), or reasonable leaves of absence or as discussed in Section 1(e), Executive shall devote Executive’s time and attention, as required, to the business and affairs of the Company pursuant to the general direction of the Board. Executive shall continue to have access to and use of his Company issued email.
(e)
Principal Office. Executive will work remotely. While Executive retains the right to use of Company’s offices, Executive shall not travel to any office of the Company (at the expense of the Company) without the express written approval of the Board (or a committee or member of the Board designated by the Board). Should Executive travel to an office without such approval, it shall be at his own expense.
(f)
Exclusivity. Nothing in this Agreement prevents Executive from engaging in additional activities, provided such activities do not individually or in the aggregate (i) interfere with the performance of Executive’s duties under this Agreement, (ii) violate the Company’s standards of conduct then in effect, (iii) raise a conflict under any conflict of interest policy of the Company, or (iv) constitute a related party transaction as determined under the Company’s applicable policies. Executive may also serve on boards of directors and boards of advisors of for-profit entities provided (x) each such organization is not a competitor of the Company; and (y) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under any conflict of interest policy of the Company. Executive agrees to resign from any such board service in the event the Board reasonably determines that Executive continuing such board service violates clause (x) or (y) of the preceding sentence.
2.
Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and unless earlier terminated by either Party, shall continue until the fifth anniversary of the Effective Date (the “Initial Term”) and upon the expiration of the Initial Term, and each year thereafter, this Agreement shall renew automatically for an additional twelve (12) months (any such twelve (12) month extension, once in effect, along with the Initial Term, the “Term”) unless either Party provides written notice of non-renewal to the other Party at least three (3) months in advance of the then scheduled expiration of the Term (such period of employment, the “Term”). Notwithstanding any contrary provision herein, Executive’s employment with the Company shall earlier terminate upon termination of Executive’s employment pursuant to Section 5.
3.
Compensation and Related Matters.
(a)
Annual Base Salary. During the Term, Executive shall receive a base salary for the year beginning on January 1, 2025, at the rate of $325,000 per year (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company.
(b)
Annual Bonus. Executive shall be entitled to receive the bonus for 2024 that has already accrued as of the Effective Date to be paid out at the same time annual bonuses are paid to other executives generally, subject to Executive’s continuous employment through the date of payment (other than as otherwise set forth in Section 6 hereof).

(c)
Benefits. During the Term, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.
(d)
Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with Company’s policy on reimbursement of Board member expenses (which policy relates to travel to Board meetings), including, without limitation, all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive due to travel to speaking engagements for external events when requested by, and as approved in advance by, an authorized representative of the Company (other than the Executive).
(e)
Stipend for Administrative Support. The Company shall reimburse the Executive up to $75,000 annually (in four quarterly installments) for documented costs incurred by the Executive to engage an administrative assistant or other support for administrative or advisory support relating to Company and other matters.
4.
Equity Awards. Executive shall be eligible to participate in the annual equity awards made to directors pursuant to the Company’s non-employee director compensation program, as may be determined by the Compensation Committee, in its sole discretion. Any stock options and equity awards granted prior to the Effective Date shall continue pursuant to their terms. In addition, subject to the Compensation Committee’s approval, the Company shall grant Executive restricted stock units under the Company’s 2022 Long Term Incentive Plan (the “2022 Plan”) covering 470,000 shares of the Company’s common stock (the “RSU Grant”). Subject to the Compensation Committee’s approval for the grant, the RSU Grant shall be made as soon as administratively practicable following the Effective Date and shall vest ratably in equal monthly installments over the time period beginning on the first day of the month immediately following the Effective Date through the first day of the month coinciding with or immediately preceding the date of the 2026 annual meeting of stockholders, provided Executive remains continuously employed by the Company on each applicable vesting date (other than as set forth in Section 6). The RSU Grant shall be subject to such other reasonable terms and conditions as set forth in the Award Agreement approved by the Compensation Committee and consistent with the terms of this Agreement. Further, the Parties hereby acknowledge and agree that the transition contemplated by this Agreement of Executive from CEO to Executive Chairman shall not cause or otherwise be deemed to be a termination of Continuous Service (as such term is defined in the 2022 Plan) of Executive under the 2022 Plan or any Award Agreement thereunder, and shall not cause or otherwise be deemed to be a termination or a break in the continuous employment or service of Executive under any other equity incentive or similar plan of the Company or any other equity award or agreement.
5.
Termination.
(a)
At-Will Employment. Subject to the terms of Section 6, the Company and Executive acknowledge that Executive’s employment is and shall continue to be “at will,” as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive, on the one hand, and a duly-authorized officer of the Company (other than Executive) acting with the approval of the Board or the Compensation Committee, on the other hand. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement (including Section 6) or another written agreement between a member of the Company Group and Executive.
(b)
Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any; (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifying the Date of Termination (as defined below). The failure by either party to set forth in the Notice of Termination all of the facts and circumstances that contribute to a showing of Cause shall not waive any right of such party hereunder or preclude such party from asserting such facts or circumstances in enforcing its rights hereunder.
(c)
Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination; provided, however, that in the event of Executive’s resignation, such date shall not be earlier than thirty (30) days following the date on which the Notice of Termination is delivered by Executive to the Company; and provided, further, that the Company may waive any period of notice provided by Executive, thereby accelerating Executive’s Date of Termination.
(d)
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall immediately execute such documents as are necessary or desirable to effectuate such resignations.
6.
Consequences of Termination.
(a)
Payments of Accrued Obligations upon All Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 calendar days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid; (ii) any expenses owed to Executive under Section 3; (iii) any vested amount arising from Executive’s participation in any employee benefit plans, programs or arrangements under Section 3, which amounts shall be payable in accordance with the terms and conditions of such plans, programs, agreements or arrangements and (v) other than in connection with a termination by the Company for Cause or by Executive without Good Reason, payment of any prior year’s earned annual bonus to the extent not previously paid, paid in accordance with Section 3(b). Except as otherwise set forth in Section 6(b) and (c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason under this Agreement.
(b)
Payments upon Covered Termination. If, during the Term, Executive experiences a Covered Termination (as defined below), including without limitation a Covered Termination that occurs as a result of or during a Change in Control Period (as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a Release (as defined below) that becomes effective and irrevocable in accordance with Section 11(d) and Executive’s continued compliance with the terms of this Agreement, provide Executive with the following benefits set forth in this Section 6(b). For purposes of this Agreement, “Release” means a separation and general release agreement in all material respects in the form attached as hereto as Exhibit A, subject to such changes that the Company reasonably determines are necessary in light of changes in applicable law.
(i)
The Company shall pay Executive the Annual Base Salary that the Executive would have earned if his employment had continued for the reminder of the Initial Term in installments over the remainder of the Initial Term in accordance with Company’s standard payroll practices, commencing on the first payroll date following the effective date of the Release and continuing on each subsequent payroll date through the payroll date coinciding with or immediately following the last day of the Initial Term. Such amount shall be paid subject to applicable withholding taxes and subject to Section 11.
(ii)
For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest solely subject to continued service or employment including, without limitation, the equity awards made pursuant to Section 4, vesting shall accelerate so that such awards shall be vested to the same extent as if Executive had provided an additional twelve (12) months of service or employment from the Date of Termination. For purposes of vesting with respect to Executive’s outstanding Company equity awards that are scheduled to vest subject to continued service or employment and the attainment of one or more performance objectives, the time vesting shall accelerate so that such awards shall be vested to the same extent as if Executive had provided an additional twelve (12) months of service or employment from the Date of Termination, and the performance vesting will not be accelerated but will become vested if and to the extent the performance vesting requirements are attained. Notwithstanding the foregoing, in the event that the Covered Termination occurs during a Change in Control Period (as defined below), for Executive’s outstanding Company equity awards that are scheduled to vest solely subject to continued service or employment, vesting shall accelerate so that such awards are fully vested as of the Date of Termination, and for Executive’s outstanding Company equity awards that are scheduled to vest subject to continued service or employment and the attainment of one or more performance objectives, the time vesting shall accelerate so that such awards shall be fully vested as of the Date of Termination, and the performance vesting will not be accelerated but will become vested if and to the extent the performance vesting requirements are attained.
(iii)
During the period commencing on the Date of Termination and ending on the six (6)-month anniversary thereof or, if earlier, the date of Executive’s death, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company shall pay 100% of the Executive’s COBRA premium; provided, however; that if the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act, Sections 9815 and 105 of the Code, and Section 715 of the Employee Retirement Income Security Act of 1974, as amended), then the parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of any excise taxes or other adverse or otherwise unintended tax consequences while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Employee and the Company under this clause (iii).
(c)
No Other Payments. The provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company or any of its subsidiaries except as otherwise approved by the Board or the Compensation Committee.
(d)
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(e)
Definition of Cause. For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s material violation of any applicable law or regulation respecting the business of the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony; (iii) any act of fraud, embezzlement, theft, misrepresentation, material dishonesty, gross negligence or willful misconduct by Executive; (iv) Executive’s willful and repeated refusal to attempt in good faith to implement a clear, reasonable and lawful directive from the Board that is consistent with his position; (v) conduct by Executive that brings or is reasonably expected to bring Executive or the Company into disrepute or otherwise make Executive unfit to continue to serve as an officer of the Company, in each case, in any material respect; (vi) Executive’s breach of fiduciary duty owed to the Company; or (vii) Executive’s material breach of this Agreement, another material written agreement with the Company or the Company’s material written policies or procedures; provided, that solely for purposes of clause (i) or (vii) of this paragraph, the Company will not be deemed to have Cause unless (1) the Company first provides Executive with written notice of the condition giving rise to Cause within 30 days of the date the Board first becomes aware of its initial occurrence; (2) if curable, Executive fails to cure such condition within 30 days after receiving such written notice and (3) the Company’s termination based on Cause is effective within 180 days after the provision of such written notice.

(f)
Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of more than 50% of the outstanding capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Company’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the forgoing, the consummation of the transactions contemplated by the Business Combination Agreement and Ancillary Agreements (as defined in the Business Combination Agreement) shall not constitute a Change in Control.
(g)
Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period of time commencing six (6) months prior to a Change in Control and ending twelve (12) months after such Change in Control.
(h)
Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or Disability.
(i)
Definition of Disability. For purposes hereof, “Disability” shall mean a physical or mental incapacity of Executive that entitles Executive to benefits under the Company’s long-term disability plan, or, in the absence of such a plan, it is reasonably determined by the Board that Executive is unable to perform, by reason of such physical or mental incapacity, the essential functions of his or her position for a period of at least 180 days in any twelve (12)-month period or that is reasonably expected to result in Executive’s death.
(j)
Definition of Incumbent Directors. For purposes hereof, “Incumbent Directors” shall mean for any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved.
(k)
Definition of Good Reason. For purposes hereof, “Good Reason” shall mean any one of the following that occurs without the consent of Executive: (i) the reduction of Executive’s

Base Salary, other than a reduction of up to 10% that occurs in connection with a Company wide decrease in executive team compensation;; or (ii) the Company’s material breach of the Agreement or any other written agreement with Executive, provided, that, in each case, Executive will not be deemed to have Good Reason unless (1) Executive first provides the Company with written notice of the condition giving rise to Good Reason within 30 days of the date Executive first becomes aware of its initial occurrence; (2) the Company or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”); and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.
7.
Executive Covenants. To protect the trade secrets and Confidential Information of the Company and its subsidiaries (“Company Group”) and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company Group that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and as an additional incentive for the Company to enter into this Agreement, pay the compensation and benefits hereunder, Executive agrees as follows:
(a)
Nondisclosure of Confidential Information.
(i)
Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (A) all valuable and unique information; (B) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential; and (C) information developed or used by the Company Group relating to the Business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information (all such information described in the foregoing clauses (A), (B) and (C) (other than information which is (x) known to the public or becomes known to the public through no fault of Executive; (y) received by Executive on a non-confidential basis from a Person that is not bound by an obligation of confidentiality to the Company Group; or (z) in Executive’s possession prior to receipt from the Company Group, as evidenced by Executive’s written records) is hereinafter referred to as “Confidential Information”). The Parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive may acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Board, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use Executive’s best efforts to prevent the publication or disclosure of, any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof.
(ii)
Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit Executive from (A) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; and/or (B) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)
Non-Competition and Non-Solicitation of Customers or Clients.
(i)
During the Term and ending on the one (1)-year anniversary of the Date of Termination (“Restricted Period”), in any case, Executive shall not, in any manner, anywhere in the United States, United Kingdom, Belgium, Australia, India, South Korea, Singapore, Hong Kong or any other region in which the Company Group is then operating or has taken affirmative steps to operate (the “Geographic Area”) (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly:
(1)
become engaged in or with, either alone or with any Person that is engaged in or preparing to engage in, the Business or any portion thereof;
(2)
act in any capacity for, perform services to, invest in, aid or abet, or give information or financial assistance to, any Person engaged in or preparing to engage in the Business or any portion thereof; or
(3)
seek to diminish the relationships between the Company Group and any of their customers or clients.
(ii)
For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, firm or other business of whatever nature, in any case, to which is now existing or hereafter created.
(iii)
For purposes of this Agreement, “Business” shall mean the business of providing technology, information, tools, features, functionality and/or related services in regards to any of the following: (a) data and content tracking of local, state, federal and/or global legislative, regulatory and policy issues, (b) geopolitical and related economic risk and opportunity, and/or (c) grassroots and/or grasstops advocacy.
(c)
Non-Solicitation of Employees. During the Restricted Period, Executive shall not, in any manner, (whether on Executive’s own account, or as an employee, director, consultant,

contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly:
(i)
hire or solicit the employment or engagement of any Person who (A) as of the period during the six (6) months prior to and including the Date of Termination or (B) at the time of such solicitation or hire, in any case, is or was employed or engaged by the Company Group; or
(ii)
solicit, canvass, induce or encourage any employee or consultant of the Company Group entity to leave the employment or service of, or cease providing services to, the Company Group, as applicable.

Nothing contained in this Section 7(c) shall restrict Executive from conducting any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) for employees or consultants that is not targeted at any employee or consultant of the Company Group, including, without limitation, through the use of employment agencies, provided Executive does not actually hire such employee or consultant. In addition, the Parties acknowledge and agree that Executive holds positions on boards of other entities and that this Section 7(c) shall not operate to prohibit such companies from hiring Company Group employees and Executive shall not be liable for same, provided he is not involved in such solicitation or hiring.

(d)
Intellectual Property Rights. Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions (collectively, the “Inventions”), which relate at the time of conception or reduction to practice to the Business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by Executive while employed by the Company will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. Executive hereby agrees that all rights to any new Work Product and all rights to any existing Work Product, including but not limited to all of Executive’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company pursuant to this Agreement. Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments). All Work Product made within six (6) months after the applicable Date of Termination will be presumed to have been conceived during Executive’s employment with the Company, unless Executive can prove conclusively that it was created solely after such termination. Work Product will not include Inventions developed entirely on Executive’s own time without using any equipment, supplies, facilities, or trade secret information of the Company Group; provided, however, Work Product will include, without exception, any Invention that either (i) relates, at the time of conception or reduction to practice of such Invention, to the Business, or actual or demonstrably anticipated research or development of the Company Group or (ii) results from any service or work performed by Executive to or for the benefit of the Company Group. Executive further acknowledges and agrees that if Executive uses any other Inventions in which Executive has an interest and that are not Work Product (collectively, the “Excluded Inventions”) in the course of Executive’s employment for the Company or incorporates any Excluded Inventions in any Work Product, technology, product, or service of the Company, Executive hereby grants the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting the Work Product and any other Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of selling or marketing Excluded Technology separately from the Work Product or other Company technology, products or services.
(e)
Continuing Operation; Survival. If the restrictions and covenants set forth in this Section 7 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great of a period of time or over too great a Geographic Area, or by reason of being too extensive in any other respect, the applicable covenant shall be interpreted to provide for the longest period of time, over the greatest Geographic Area and/or the broadest scope of activities and to otherwise have the broadest application, as shall be enforceable by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the restrictions contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted. Neither the termination of Executive’s employment nor the termination of the Term or this Agreement, in any case, will have any effect on the continuing operation of this Section 7, and this Section 7 shall continue to apply in accordance with its terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.
(f)
Governance Matters. Executive promises and agrees that, from the Agreement Date through the completion of the 2026 annual meeting of stockholders of the Company, he will work in good faith with the existing Governance Committee on governance matters including the selection and nomination of directors. Except as provided in this Section 7(f), this Agreement does not alter Executive’s rights or obligations vis-à-vis the Company in his capacity as a stockholder of the Company, including Executive’s right to tender his shares of voting capital stock of the Company in connection with a tender offer, participate in the conversion of his shares of voting capital stock of the Company in connection with any merger or consolidation of the Company, to receive dividends and distributions, or to exercise appraisal rights on the same basis as any other holder of shares of voting capital stock of the Company.
(g)
Remedies. Executive acknowledges and understands that this Section 7 and the other provisions of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company Group irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 7 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provisions of Section 9(f) below relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks a temporary or permanent injunction or other equitable relief in any court to restrain Executive from violating the covenants set forth in this Section 7.
8.
Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
9.
Miscellaneous Provisions.
(a)
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(b)
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(d)
Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersedes the Prior Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(f)
Dispute Resolution. Both Executive and the Company agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from this Agreement (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement, Executive’s employment with the Company or any termination thereof (each, a “Covered Claim”) to final and binding arbitration before a single neutral arbitrator in Washington, District of Columbia. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the applicable rules (the “Rules”) for the resolution of employment disputes of the American Arbitration Association (“AAA”) (such rules previously referred to as the National Rules for the Resolution of Employment Disputes). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. The Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. The Executive shall be entitled to prompt advancement of any and all reasonable costs and expenses (including without limitation attorneys’ fees, and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 9(f), any such advancement to be made within fifteen (15) days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. To the extent that it is determined by the arbitrator that the Company substantially prevailed in respect of the Covered Claims, the Executive shall promptly reimburse the Company all such costs and expenses. This Section 9(f) is intended to be the exclusive method for resolving any and all claims by Executive or the Company against each other for payment of damages under this Agreement; provided, however, that neither this Agreement nor the submission to arbitration shall limit Executive’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Executive and the Company expressly waive their respective rights to a jury trial. Pending the resolution of any Covered Claim hereunder, the Executive (and his beneficiaries) shall continue to receive all payments and benefits that are then due under this Agreement and that are not the subject of a good faith dispute, unless the arbitrator determines otherwise.
(g)
Attorney’s Fees. Company agrees to pay Executive’s legal fees associated with preparation and negotiation of this Agreement, up to a maximum of $20,000, within fourteen (14) calendar days of execution upon submission of invoices for such fees. In addition, Company agrees to pay all legal fees incurred relating to attempts to take the Company private reflected in invoices presented to the Company through the date of the Agreement.
(h)
Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i)
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(j)
Indemnification. The Company agrees to advance and indemnify Executive for all costs, damages, attorney’s fees, losses and expenses reasonably and actually incurred by Executive in connection with any and all third-party claims or proceedings arising from, as a result of, or in connection with Executive’s prior employment by the Company as CEO, his continued employment by the Company hereunder as Executive Chairman of the Board (and service on the Board and in any other offices or directorships with any member of the Company Group, as applicable), and/or as the controlling shareholder to the greatest extent permitted under the Company’s organizational documents and applicable law. This right to advancement of expenses and indemnification shall not apply to, and the Company will have no obligation to advance or indemnify Executive with respect to, any action, suit or proceeding brought by or on behalf of Executive against the Company Group, or by the Company Group against Executive.
(k)
Clawback Policy. Executive acknowledges that Executive’s equity compensation, if any, shall be subject to “claw back” in accordance with applicable Company policy, if any, and applicable law.
(l)
Further Assurances. The Parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement and the consummation of the transactions contemplated hereby.
10.
Golden Parachute Excise Tax.
(a)
Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (“Payment”) would individually or in the aggregate with all other Payments (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve, to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(b)
Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good-faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and Executive.
11.
Section 409A.
(a)
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding the foregoing, this Section 11 does not, and shall not be construed so as to, create any obligation or liability on the part of the Company if the payments and benefits under this Agreement do not comply with Section 409A. Executive shall be solely liable for any taxes imposed on him under or by operation of Section 409A.
(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, then the following provisions apply: (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred; (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
(c)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent that delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement or otherwise as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) to the extent such payment constitutes “deferred compensation” under Section 409A, in any case where Executive’s Date of Termination and the first payroll date immediately following the last day of the applicable revocation period following the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. The Company shall deliver the Release to be executed by the Executive, which shall be in all material respects in the form attached as hereto as Exhibit A, within ten (10) calendar days of Executive’s Date of Termination. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement or otherwise as a result of Executive’s termination of employment are delayed pursuant to this Section 10(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.
12.
Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

SIGNATURE PAGE FOLLOWS ON NEXT PAGE

The Parties have executed this Agreement as of the Agreement Date.

FISCALNOTE HOLDINGS, INC.

By: /s/ Todd M. Aman
Name: Todd M. Aman
Its: SVP, General Counsel & Secretary

EXECUTIVE

By: /s/ Timothy Hwang
Name: Timothy Hwang

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

In order to settle as fully as possible all known and unknown claims Timothy Hwang (“Executive”) might have against FiscalNote Holdings, Inc., a Delaware corporation (the “Company”) and all related parties, the Company and the Executive agree to the terms and conditions of this Separation Agreement and General Release (the “Agreement”). The “Effective Date” of this Agreement will be the eighth day following the date that the Executive signs and returns this Agreement to the Company provided the Executive does not rescind this Agreement in the seven days following the date that the Executive signs it.

1.
Separation Date. The Executive’s Company employment pursuant to the Amended and Restated Employment Agreement by and between Executive and the Company, dated ___, 2024 (the “Employment Agreement”) ended on _______________________ (the “Separation Date”). As of the Separation Date, the Executive resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates.
2.
Consideration: In exchange for this Agreement and conditioned on the occurrence of the Effective Date, the Executive shall be entitled to receive the payments and benefits set forth in Section 6(b) of the Employment Agreement (the “Consideration”), which payment and benefits the Executive is not otherwise entitled to receive and which will not be taken into account when determining the Executive’s rights or benefits under any employee benefit plan, program, or policy, notwithstanding anything in it to the contrary.
3.
Compensation and Benefit Plans: As of the Separation Date, the Executive ceased to be eligible to participate under any equity-based compensation, bonus, incentive compensation, commission, medical, dental, disability, life insurance, retirement, or other compensation or benefit plans of the Company or any affiliate. Following the Separation Date, the Executive has no rights under any of those plans, except that regardless of whether the Executive signs this Agreement, the Executive is entitled to the payments and benefits set forth in Section 6(a) of the Employment Agreement, including:1
4.
Tax Reporting and Withholding: The Company will report all payments due under this Agreement to tax authorities, and withhold taxes and other amounts from them, as it determines is consistent with applicable law. The Executive agrees not to make any claim against the Company or any other person based on how the Company reports amounts or withholds taxes from them, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. The Executive agrees that the Company has no duty to try to prevent such an adverse determination.
5.
Release: The Executive, on behalf of himself and all of his heirs, executors, administrators and successors, releases (i.e., gives up) all known and unknown claims that the Executive has as of the time the Executive signs this Agreement against the Company, all current

1 Note to Draft: This Section 3 will describe the payments required by Section 6(a) of Executive’s Employment Agreement, as applicable, with vested benefits consisting of Executive’s vested equity-based compensation awards and Executive’s vested account balance in the FiscalNote 401(k) Plan.

and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors in their capacities as such, the “Released Parties” and each a “Released Party”). For example, the Executive is releasing all claims the Executive has or might have under common law, contract, tort, or any domestic or foreign law, such as the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (the WARN Act), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and the District of Columbia’s Human Rights Act. However, the Executive is not releasing (i) any of the few claims that the law does not permit the Executive to release by private agreement; (ii) Executive’s right to indemnification under the Employment Agreement or the Company’s bylaws; or (iii) the Executive’s right to enforce this Agreement.
6.
Ownership of Claims: The Executive has not assigned or given away any of the claims the Executive is releasing.
7.
Applicable Law: To the extent federal law does not apply, this Agreement is governed by the internal laws (and not the conflicts of law rules) of State of Delaware.
8.
Covenants: The Executive acknowledges and agrees that:
(a)
Restrictive Covenants. Executive remains bound by the non-disclosure of confidential information, non-competition, non-solicitation and intellectual property provisions of Section 7 of the Employment Agreement and any similar restrictive covenant with the Company or any of its affiliates to which Executive is currently bound. Executive represents and warrants that he has not previously breached any such provision or covenant.
(b)
Reemployment: The Executive promises not to seek employment with the Company or any other Released Party in the future, under any circumstances, unless the Company asks the Executive to do so in writing. In the event that the Executive seeks to obtain employment with the Company or its affiliates in the future, the Executive acknowledges and agrees that this Agreement shall constitute good cause for the refusal to offer any such employment to the Executive. “Employment” does not include services rendered by the Executive to a third-party who, in turn, may be providing services to the Company or its affiliates, provided the Executive is not assigned to provide services to the Company or its affiliates.
(c)
Return of Company Property: Within ten (10) days of signing this Agreement, the Executive promises to return to the Company all files, memoranda, documents and records containing Confidential Information (as defined in the Employment Agreement) and copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, mobile devices, laptops, thumb drives, and any other property of the Company or any Released Party in the Executive’s possession or control. The Executive promises to clear all expense accounts, repay all debts owed to the Company or any Released Party, pay all amounts owed on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts. The Executive agrees not to incur any expenses, obligations, or liabilities on behalf of the Company.
(d)
Cooperation: The Executive agrees that, as reasonably requested by the Company, the Executive will reasonably cooperate with the Company or any affiliate in effecting a smooth transition of the Executive’s responsibilities to others and with respect to any current or future investigation or the defense or prosecution of any claims, proceedings, arbitrations or other actions pertaining to matters occurring during the Executive’s employment with the Company. For example, as requested by the Company, the Executive will, subject to his personal and professional commitments, reasonably respond to all inquiries from the Company or any affiliate and its representatives relating to any lawsuit or arbitration and testify truthfully on behalf of the Company in connection with any such lawsuit or arbitration. The Executive further agrees that, as reasonably requested by the Company and subject to his personal and professional commitments, the Executive will cooperate with the Company or its representatives in any investigation, proceeding, administrative review, or litigation brought against the Company or any Released Party by any government agency or private party pertaining to matters occurring during the Executive’s employment with the Company or any Released Party. To the extent that the Executive incurs out-of-pocket expenses (such as travel costs, attorneys’ fees, postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail the Executive a reimbursement check for those expenses within 15 days following its receipt of the Executive’s request for payment, which request shall include customary written substantiation of the claimed expenses.
(e)
Non-Disparagement: The Executive agrees and covenants that the Executive shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning any of the Company's products or services. The Executive agrees and covenants that the Executive shall not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the Employer or its businesses, or any of its employees, officers, or directors and its existing and prospective customers, suppliers, investors, and other associated third parties, now or at any time in the future. This Section does not in any way restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC, without notice to the Employer, and rights under the National Labor Relations Act (NLRA), including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations, and rights under the laws of the District of Columbia. This Section also does not prevent the Executive from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
9.
Consideration of Agreement: If initially the Executive did not think any representation made in this Agreement was true or if initially the Executive felt uncomfortable in making it, the Executive has resolved all the Executive’s doubts and concerns before signing this Agreement. The Executive has carefully read this Agreement, the Executive fully understands what it means, the Executive is entering into it knowingly and voluntarily, and all the Executive’s representations in it are true. The consideration period described in the box above the Executive’s signature began when the Executive first was given this Agreement, and the Executive waives any right to have it restarted or extended by any changes made to this Agreement after the Executive’s first being given a copy of it.
10.
Additional Representations: When the Executive decided to sign this Agreement, the Executive was not relying on any representations that are not included in this Agreement. The Company would not have agreed to pay the Executive payments or benefits in exchange for signing this Agreement but for the representations and covenants the Executive made by signing it. The Executive has not suffered any job-related wrongs or injuries, such as any type of discrimination and the Executive has no occupational diseases. The Executive has properly reported all hours that the Executive has worked and the Executive has been paid all compensation, benefits, and other amounts that the Company or any Released Party owed the Executive. The Executive has submitted a request for reimbursement for all amounts that the Executive is entitled to receive reimbursement from any of the Released Parties. The Executive understands that the Company in the future may improve employee benefits or pay. The Executive understands that the Executive’s former job may be refilled.
11.
Disclosure of Threatened Claims: The Executive has disclosed to the Company’s general counsel in writing the details of any threatened claims against the Company or any other Released Party of which the Executive is aware.
12.
Arbitration of Disputes: The Company and the Executive agree to resolve on an individual basis any disputes they may have with each other arising under this Agreement or the Executive employment or termination of employment through final and binding arbitration. For example, the Executive is agreeing to arbitrate any dispute about the formation, validity, or meaning of this Agreement and any contract, tort, or statutory claims (including but not limited to claims for defamation, discrimination and retaliation). The Executive also agrees to resolve through final and binding arbitration any disputes the Executive has with any other Released Party who elects to arbitrate those disputes under this subsection. Arbitrations will be conducted by JAMS in accordance with its employment dispute resolution rules (and no other JAMS rules), except that if any provision of this section conflicts with the JAMS rules, then the provision of this section will prevail. This agreement to arbitrate does not preclude resort to or recovery through any government agency process or proceeding, including but not limited to those of the National Labor Relations Board and the Equal Employment Opportunity Commission (or its state and local counterparts). The parties to the arbitration will bear their own costs and attorneys’ fees and share equally the JAMS fee and the arbitrator’s fee; provided, however, that the arbitrator at the conclusion of the arbitration will award costs and attorneys’ fees to the prevailing party. The Executive acknowledges that the Executive understands this section’s arbitration requirements and that arbitration would be in lieu of a court or jury trial. The Federal Arbitration Act will govern this section, but if for any reason the FAA is held to be inapplicable, then the law of the State of Delaware shall apply. Nothing in this paragraph shall limit Executive’s or the Company’s right to seek equitable relief, including without limitation injunctive relief, in any court of competent jurisdiction.

13.
Fees and Costs: In the event of litigation or arbitration relating to this Agreement or its subject matter, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.
14.
Government and Agency Communication, Testimony, Charges, etc.: Nothing in this Agreement prevents the Executive from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities (such as the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), U.S. Department of Labor (DOL), or U.S. Securities and Exchange Commission (SEC)), subject to any obligation the Executive may have to take steps to protect confidential information from public disclosure. However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Executive personally with respect to any claims released by this Agreement.
15.
Clawback Policy. Executive acknowledges that Executive’s equity-based compensation, if any, shall be subject to “claw back” in accordance with applicable Company policy (without giving effect to amendments made to such policy after the Effective Date that are not required by applicable law or securities listing requirements if such amendments adversely affect the Executive), if any, and applicable law.
16.
Miscellaneous:
(a)
Complete Agreement: This Agreement is the entire agreement relating to any claims or future rights that the Executive has or might have with respect to the Company and the Released Parties. Once in effect, this Agreement is a legally admissible and binding agreement and supersedes the Employment Agreement except as otherwise provided herein. It will not be construed strictly for or against the Executive, the Company, or any other Released Party. The headings contained in this Agreement are for convenience and shall not affect the meaning or interpretation of this Agreement.
(b)
Counterparts: This Agreement may be signed in one or more counterparts or multiple originals, each of which shall be an original but all of which together shall constitute one and the same document. The parties agree that facsimile and electronic signatures have the same force and effect as original signatures.
(c)
Waiver: No waiver of any provision of this Agreement shall be binding unless reduced to writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive of any other provision of this Agreement or constitute a continuing waiver.
(d)
Amendments: This Agreement only may be amended by a written agreement that the Company and the Executive both sign.
(e)
Effect of Void Provision: If the Executive successfully asserts that Section 5 of this Agreement is void, the rest of the Agreement will remain valid and enforceable unless the Company elects to cancel it. If this Agreement is canceled, the Executive will repay any payments or benefits the Executive received for signing it.

(f)
No Wrongdoing: This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts will be admissible evidence of wrongdoing.

EXECUTIVE MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES EXECUTIVE TO DISCUSS IT WITH YOUR ATTORNEY. EXECUTIVE HAS [21/45] DAYS FOLLOWING THE DATE ON WHICH EXECUTIVE RECEIVED THIS AGREEMENT TO CONSIDER IT AND DELIVER A SIGNED COPY OF IT TO ________________ AT _______________, ALTHOUGH EXECUTIVE IS FREE TO SIGN AND DELIVER IT ANYTIME WITHIN THAT PERIOD. BY SIGNING IT, EXECUTIVE WILL BE WAIVING EXECUTIVE’S KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE MAY RESCIND THIS AGREEMENT. TO DO SO, EXECUTIVE MUST DELIVER A WRITTEN NOTICE THAT EXECUTIVE IS RESCINDING THIS AGREEMENT TO ________________ AT _______________ BEFORE SEVEN DAYS EXPIRE FROM THE TIME EXECUTIVE SIGNED IT. IF EXECUTIVE RESCINDS THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND EXECUTIVE WILL NOT RECEIVE THE PAYMENTS OR BENEFITS DESCRIBED IN SECTION 2 OF THIS AGREEMENT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING THIS AGREEMENT.

FISCALNOTE HOLDINGS, INC.

By: _________________
Name: _________________
Its: _________________
Date: _________________

EXECUTIVE

By: _________________
Name: Timothy Hwang
Date: __________________